UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2006

Boeing Capital Corporation

(Exact name of registrant as specified in its charter)

(Commission File Number) 0-10795

Delaware	95-2564584
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

500 Naches Ave. SW, 3rd Floor; Renton, Washington	98055
(Address of principal executive offices)	(Zip Code)

(425) 965-4002

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC”) that was contained in the press release and Webcast of fourth quarter and full-year 2005 financial results of The Boeing Company (“Boeing”), dated February 1, 2006. The full text of Boeing’s press release is being furnished pursuant to Item 2.02 of Form 8-K.

Item 8.01. Other Events

On February 1, 2006, Boeing publicly announced by means of a press release its fourth quarter and full-year 2005 financial results, some of which relate to BCC. The information relevant to BCC is as follows:

Boeing Capital Corporation

BCC’s year-end debt balance declined slightly to $6.2 billion from $6.4 billion at the end of the third quarter as strong operating cash flow eliminated the need for new financing.

BCC continued to support the operations of Boeing’s business units and reduce portfolio risk. Revenues for the fourth quarter grew 5 percent to $238 million on favorable dispositions and restructurings. Pre-tax income for the fourth quarter rose 14 percent to $40 million on higher revenues and lower asset impairment charges. For the year, pre-tax income grew 27 percent (Table 6).

Table 6. Boeing Capital Corporation Operating Results

(Millions)	4th Quarter		% Change	Full Year		% Change
	2005	2004		2005	2004
Revenues[1]	$238	$226	5%	$966	$959	1%
Pre-Tax Income (Loss)[1]	$40	$35	14%	$232	$183	27%
Discontinued Operations (After-Tax)	$(0)	$4	N.M.	$(7)	$52	N.M.

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

BCC’s year-end portfolio balance was $9.2 billion, unchanged from the end of the third quarter and down $0.5 billion for the year as normal portfolio run-off and depreciation more than offset new business volume. BCC contributed $120 million in cash dividends to Boeing during the quarter and $338 million for the year. BCC recorded leverage of 5.0-to-1, as measured by the ratio of debt-to-equity.

BCC’s outlook is set forth in the table below:

Table 7: Financial Outlook

(Billions)	2005		2006
Boeing Capital Corporation
Portfolio Growth, Net		Flat		Flat
Revenue	~$	0.9	~$	0.9
Return on Assets		>1%		>1%

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished as a part of this report:

Exhibit No. 99.1    Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ Russell A. Evans
Russell A. Evans
February 1, 2006		Vice President and Chief Financial Officer